SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Omega Healthcare Investors, Inc.

                  (Name of Registrant as Specified in Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.
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     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     (1)  Amount previously paid:
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     (4)  Date filed:

                        OMEGA HEALTHCARE INVESTORS, INC.

                          9690 Deereco Road, Suite 100
                            Timonium, Maryland 21093
                                 (410) 427-1700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 30, 2002

To our Stockholders:

     The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. ("Omega") will be held at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland on Thursday, May 30, 2002, at 10:00 A.M. EST, for the following purposes:

     1.   To elect four members to the Board of Directors;

     2. To amend our Articles of Incorporation and Bylaws to increase the maximum size of our Board of Directors from nine to thirteen directors. If the amendments are approved, we presently intend to fix the size of the Board of Directors at ten and fill the resulting one vacant seat with C. Taylor Pickett, our Chief Executive Officer.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The nominees for election as directors are Thomas W. Erickson, Harold J. Kloosterman and Donald J. McNamara, each of whom presently serve as a director of Omega.

     The Board of Directors has fixed the close of business on April 12, 2002 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournments thereof.

     We encourage you to attend the meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of directors and FOR the amendments to our Articles of Incorporation and Bylaws as set forth in the attached Proxy Statement. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you previously have mailed a proxy card.

                                             By order of the Board of Directors,


                                             C. Taylor Pickett
                                             Chief Executive Officer

April __, 2002
Timonium, Maryland




     YOUR VOTE IS IMPORTANT. Please sign, date and mail the proxy card promptly in the enclosed envelope whether or not you plan to attend the meeting. It is important that you return the proxy card promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

     If you hold shares through a broker, bank or other nominee (in "street name"), you may also have the ability to vote by telephone or the Internet in accordance with instructions that they will include with this mailing. In either event, we urge you to vote promptly.

                        OMEGA HEALTHCARE INVESTORS, INC.

                          9690 Deereco Road, Suite 100
                            Timonium, Maryland 21093
                                 (410) 427-1700

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 30, 2002

     The accompanying proxy is solicited by our Board of Directors to be voted at the Annual Meeting of Stockholders to be held at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland at 10:00 A.M. EST on Thursday, May 30, 2002, and any adjournments of the meeting. It is anticipated that this proxy material will be mailed on or about April __, 2002 to our common stockholders of record on April 12, 2002.

     A copy of our Annual Report for the year ended December 31, 2001, including financial statements, is enclosed.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.


                                VOTING SECURITIES

     Our outstanding voting securities as of April 12, 2002, the record date, consisted of 37,127,456 shares of common stock, par value $.10 per share and 1,048,420 shares of Series C Convertible Preferred Stock ("Series C preferred stock"). Each holder of record of common stock and Series C preferred stock as of the close of business on April 12, 2002 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each holder of shares of common stock is entitled to one vote per share on all matters properly brought before the Annual Meeting. The holder of our Series C preferred stock will vote as a single class with holders of common stock on all matters properly brought before the Annual Meeting on an as-converted basis. The 1,048,420 shares of Series C preferred stock outstanding as of April 12, 2002 are convertible into 16,774,720 shares of common stock and accordingly an aggregate of 53,902,176 votes are entitled to be cast by the holders of common stock and Series C preferred stock at the meeting.

                                     VOTING

     The presence at the Annual Meeting of shares representing a majority of the voting power associated with our issued and outstanding common stock and Series C preferred stock will be necessary to establish a quorum for the conduct of business at the Annual Meeting. Under our Bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting. The proposal to amend our Articles of Incorporation and Bylaws to increase the maximum number of members of the Board of Directors from nine to thirteen must be approved by the affirmative vote of at least 80% of the shares of issued and outstanding common stock and Series C preferred stock, voting together as a class on an as converted basis.

     As of the record date, our directors and executive officers beneficially owned 30,563,715 shares of our common stock (representing 56.7% of the votes entitled to be cast at the meeting), including 29,113,030 shares beneficially owned by directors as a result of their affiliation with Explorer. Excluding shares beneficially owned by Explorer, shares held by directors and executive officers of our company entitle them to exercise approximately 2.7% of the voting power of the shares entitled to vote at the Annual Meeting on an as-converted basis.

     Brokers holding shares in "street name" may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this Proxy Statement without the beneficial owners' specific instructions. A so-called "broker non-vote" occurs when a broker, holding common stock as nominee, does not receive voting instructions from the beneficial owner. With respect to the election of directors, broker non-votes and the decision to withhold authority to vote for any or all of the director nominees named above will have no impact on the outcome of the voting. With respect to the proposal to amend the Articles of Incorporation and the Bylaws, abstentions will be included as shares cast on such proposals, whereas broker non-votes will not be included as part of the total number of votes cast on such proposals since shares represented by broker non-votes are not legally eligible to vote on any matter to which the non-vote relates. Thus, abstentions will have the same effect as votes against any given proposal. Broker non-votes will have the same effect as a vote against the proposal to amend our Articles of Incorporation and Bylaws because approval of such proposal is based on the number of shares issued and outstanding. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

     We urge stockholders to vote promptly either by signing, dating and returning the enclosed proxy card in the enclosed envelope, or for stockholders who own their shares in street name through a broker, in accordance with the telephone or Internet voting instructions your broker may include with this mailing.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

Director Nominees and Voting Requirements.

     Pursuant to our Articles of Incorporation, the directors have been divided into three groups. At this year's Annual Meeting, four directors will be elected to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified.

     The nominees for election as directors are Thomas W. Erickson, Harold J. Kloosterman, Donald J. McNamara and C. Taylor Pickett. Mr. Pickett, our Chief Executive Officer, has been nominated to fill the vacancy that would be created upon the increase in the total number of directors described in Proposal 2, and therefore his election is subject to the approval of Proposal 2.

     Unless   authority  to  vote  for  the  election  of  directors   has  been
specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office for the terms indicated above or until their respective successors have been duly elected and qualified.

     Under our Bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, broker non-votes and the decision to withhold authority to vote for any or all of the director nominees named above will have no impact on the outcome of the voting.

     If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies. In no event would the proxy be voted for more than four nominees.

Stockholders' Agreement with Explorer Holdings, L.P.

     On July 14, 2000, Explorer Holdings, L.P. ("Explorer"), completed an investment (the "Series C Investment") of $100.0 million in exchange for 1,000,000 shares of Omega's Series C preferred stock. In connection with Explorer's Series C Investment, Omega entered into a Stockholders' Agreement with Explorer dated July 14, 2000 (the "Stockholders' Agreement"). As a condition to the closing of Explorer's additional $31.3 million investment on February 2002, we amended our Stockholders' Agreement with Explorer (the "2002 Stockholders' Agreement") to permit Explorer to designate a number of directors that would generally be proportionate to Explorer's ownership of voting securities, not to exceed five directors (six following an increase in the size of the Board of Directors to ten directors). Under the 2002 Stockholders' Agreement, Omega agreed to appoint C. Taylor Pickett to the Board following approval of an increase in the size of the Board. If Mr. Pickett is appointed as a member of the Board of Directors, he will not be serving in the capacity of one of Explorer's designated directors. Explorer has determined not to designate any additional directors at this time (although it has the right to do so under the 2002 Stockholders' Agreement as a result of its present ownership of a majority of our voting stock). Explorer reserves the right at any time during the term of the 2002 Stockholders' Agreement and during which it owns a majority of our voting stock to request the Board to increase the size of the Board to permit Explorer to designate a majority of the directors. Under the 2002 Stockholders' Agreement, the number of directors on the Board of Directors may not exceed nine without the consent of Explorer (thirteen following stockholder approval of the increase in the size of the Board of Directors). We have agreed to take appropriate action to ensure generally that Explorer's representation on all committees of the Board of Directors is proportionate to its representation on the entire board, other than any special committee established to consider transactions in which Explorer or any of its affiliates may have a conflict of interest. Explorer is entitled to designate at least one director of Omega's Board of Directors as long as it owns at least five percent (5%) of the total voting power of Omega and to approve one "independent director" as long as it owns at least twenty-five percent (25%) of the shares it acquired at the time it completed the Series C Investment (or common stock issued upon the conversion of the Series C preferred stock acquired by Explorer at such time). Explorer has the right to elect additional preferred stock directors if the dividends on shares of the Series C preferred stock are in arrears for four or more dividend periods. Explorer has waived such right through December 31, 2002 provided that dividends on any shares of Series C preferred stock are not in arrears for six or more dividend periods from January 31, 2001 through December 31, 2002. See "Certain Transactions - Explorer Holdings, L.P., Dividend and Governance Right Deferral." Explorer's director designation rights will terminate upon the fifth anniversary of the Stockholders' Agreement.

Information Regarding Directors

     The following information relates to the nominees for election as directors of Omega and the other persons whose terms as directors continue after this meeting. Individuals not standing for election at the Annual Meeting are presented under the heading "Continuing Directors."

Director Nominees

                              Year First
                               Became a                                                                                    Term to
 Directors                     Director         Business Experience During Past 5 Years                                   Expire in
 ---------                     --------         ---------------------------------------                                   ---------

Thomas W. Erickson*(51)......    2000           Mr. Erickson served as our Interim President and Chief Executive            2005
                                                Officer from October 1, 2000 to June 12, 2001.  Mr. Erickson has also served as President and Chief Executive Officer of CareSelect
                                                Group, Inc., an operator of physician clinics, from 1994 through
                                                2001 and ECG Ventures, Inc., a healthcare venture capital firm, since 1987.

Harold J. Kloosterman (60)....   1992           Mr. Kloosterman currently serves as President of Cambridge Partners,        2005
                                                Inc., a company he formed in 1985.  He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago
                                                area. Mr. Kloosterman was formerly a Managing Director of Omega
                                                Capital from 1986 to 1992.  Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978.  He has also been a senior officer of LaSalle
                                                Partners, Inc.

Donald J. McNamara*(49).......   2000           Mr. McNamara is the founder of The Hampstead Group, L.L.C.                  2005
                                                ("Hampstead"), a privately-held equity investment firm based in
                                                Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has served as Chairman of the Board of Directors of
                                                FelCor Lodging Trust (NYSE:FCH) since its merger with Bristol Hotel
                                                Company in July 1998. Mr. McNamara has also served as a director of
                                                Franklin Covey Co. (NYSE:FC) since May 1999. Mr. McNamara also currently serves as a trustee of St. Mark's School in Texas and a trustee of the Virginia Tech Foundation.

C. Taylor Pickett (40)........                  Mr. Pickett is our Chief Executive Officer and has served in that           2005
                                                capacity since June 12, 2001.  He served as the Executive Vice
                                                President and Chief Financial Officer of Integrated Health Services,
                                                Inc., a public company specializing in post-acute healthcare services, from January 1998 to June 2001.  Mr. Pickett also served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.


Daniel A. Decker*(49).........   2000           Mr. Decker is Chairman of the Board of Directors and has served in          2003
                                                this capacity since October 2000. Mr. Decker also served as Executive
                                                Chairman from March 2001 to June 12, 2001.  Mr. Decker has been a partner of The Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, since 1990.  Mr. Decker has served as a director of various other public companies, including
                                                Bristol Hotel Company (NYSE), Wyndham Hotel Company (NYSE:WYN) and
                                                the Forum Group (NASDAQ:FOUR).

Thomas F. Franke (72).........   1992           Mr. Franke is Chairman and principal owner of Cambridge Partners,           2003
                                                Inc., an owner, developer and manager of multifamily housing in
                                                Grand Rapids and Ann Arbor, Michigan.  He is also the principal owner of private healthcare firms operating in the United States and the United Kingdom and is a principal owner of a private hotel firm in the United Kingdom.  Mr. Franke is a director of Principal
                                                Healthcare Finance Limited.

Bernard J. Korman (70)........   1993           Mr. Korman is Chairman of the Board of Trustees of Philadelphia             2003
                                                Health Care Trust, a private healthcare foundation, and has served in this capacity since December 1995.  He was formerly President,
                                                Chief Executive Officer and Director of MEDIQ Incorporated (health care services) from 1977 to 1995.  Mr. Korman also is a director of the following public companies:  The New America High Income Fund,
                                                Inc. (financial services), The Pep Boys, Inc. (auto supplies), Kramont
                                                Realty Trust (real estate investment trust), NutraMax Products, Inc.
                                                (consumer health care products) and Omega Worldwide, Inc.

Edward Lowenthal (57).........   1995           Mr. Lowenthal was President and Chief Executive Officer of                  2004
                                                Wellsford Real Properties, Inc. (AMEX:WRP), a real estate Merchant bank from 1997 to 2002 and was President of the predecessor of
                                                Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal is a member of the Board of Equity Residential Properties Trust and Reis, Inc., a
                                                privately held real estate market information and analytics company.

Christopher W. Mahowald*(40)..   2000           Mr. Mahowald is Managing Partner of the EFO Realty Sponsor Funds, a         2004
                                                series of real estate private equity funds, and has served in this capacity since January 1997.  In this capacity, he is responsible for the origination, analysis, structuring and execution of new investment activity and asset management relating to the Funds' existing real estate assets.  Mr. Mahowald also serves as a director of Integroup Realty Trust
                                                (a privately held off-campus student housing company), Aureus Group (a privately held assisted living company) and previously served as a director of IMPAC Commercial Holdings (NYSE:ICH), a mortgage REIT.

Stephen D. Plavin**(42).......   2000           Mr. Plavin is Chief Operating Officer of Capital Trust, Inc., a New         2004
                                                York City-based specialty finance and investment management company and has served in this capacity since 1998.  In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.


*Director designated by Explorer pursuant to the Stockholders' Agreement
**Independent Director approved by Explorer pursuant to the Stockholders' Agreement.

                                 RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR the election of Messrs. Erickson, Kloosterman, McNamara and Pickett.

    PROPOSAL 2 - APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION
              AND BYLAWS INCREASING THE MAXIMUM NUMBER OF DIRECTORS

     Article V,  Section 3 of our  Articles of  Incorporation  and Article  III,
Section 1 of our Bylaws currently provide that Omega shall have not less than five nor more than nine directors. Any increase in the number of authorized directors requires the affirmative vote of the holders of 80% of the shares of our common stock and Series C preferred stock, voting together as a class on an as-converted basis. The Board of Directors has approved and recommends that you approve amendments to our Articles of Incorporation and to our Bylaws that increase the maximum number of directors from nine to thirteen.

     The purpose of these amendments to our Articles of Incorporation and to our Bylaws is to enable Omega to take timely advantage of the availability of well-qualified candidates and to increase our ability to attract high-quality individuals to serve as directors of Omega. The Board of Directors has deemed these amendments to be in the best interest of Omega because it believes that the presence of additional talented individuals with industry experience will enhance our ability to meet the challenges we face in an increasingly competitive market. Furthermore, increasing the maximum size of the Board of Directors to thirteen will enable Explorer to exercise its governance rights under the 2002 Stockholders' Agreement and, if appropriate, under the terms of the Series C preferred stock without the need to have any incumbent director resign.

     Accordingly, it is proposed that the last paragraph of Article V, Section 3 of our Articles of Incorporation be amended to read as follows:

     "The number of Directors may be increased or decreased from time to time in such manner as may be provided in the Bylaws, provided that the number of Directors shall never be more than thirteen (13) or less than five (5)."

     Accordingly,  it is proposed  that the first two  sentences of Article III,
Section 1 of our Bylaws be amended to read as follows:

     "The number of Directors shall be not less than five (5) nor more than thirteen (13) until changed by amendment of these Bylaws. The exact number of Directors shall be fixed from time to time by resolution of the Board of Directors."

Any person who is appointed as a director by the Board of Directors to fill a vacancy resulting from an increase in the size of the Board of Directors would stand for re-election at the next annual meeting of stockholders following his or her appointment.

Required Vote for Approval of the Amendment to our Articles of Incorporation and Bylaws

     The affirmative vote of the holders of 80% of the shares of common stock is required to approve the amendments to our Articles of Incorporation and our Bylaws to increase the maximum size of the Board of Directors.

                                 RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR the approval of the amendment to our Articles of Incorporation and Bylaws to increase the maximum size of the Board of Directors from nine to thirteen members.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of March 31, 2002, except for Hampstead Investment Partners III, L.P., Daniel A. Decker and Donald J. McNamara as to which the date is April 10, 2002, by:

     o each of our directors and the named executive officers appearing in the table under "Executive Compensation--Compensation of Executive Officers," except for those executive officers no longer employed by us;

     o each of the four new executive officers who have joined Omega since June 2001;

     o all directors and executive officers as a group, except for those executive officers no longer employed by us; and

     o all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

     Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The business address of the directors and executive officers is 9690 Deereco Road, Suite 100, Timonium, Maryland 21093. Information regarding the beneficial ownership of the Series C preferred stock is set forth in footnote 3 to the table below.

                                                   Common Stock                 Series A Preferred        Series B Preferred
                                                   ------------                 ------------------        ------------------
                                               Number of        Percent of     Number of     Percent of  Number of   Percent of
           Beneficial Owner                     Shares           Class(1)       Shares       Class(15)     Shares    Class(16)
           ----------------                     ------           --------       ------       ---------     ------    ---------

C. Taylor Pickett....................            73,256 (2)        0.1%           --             --           --         --
Robert O. Stephenson.................             1,466              *            --             --           --         --
Daniel J. Booth......................                --              *            --             --           --         --
R. Lee Crabill, Jr...................                --              *            --             --           --         --
Daniel A. Decker.....................        29,121,337 (3)(4)    54.0%           --             --           --         --
Thomas W. Erickson...................            95,201 (5)        0.2%           --             --           --         --
Thomas F. Franke.....................            61,516 (6)(7)     0.1%        4,000              *           --         --
Harold J. Kloosterman................            88,676 (6)(8)     0.2%           --             --           --         --
Bernard J. Korman....................           541,095 (9)        1.0%          200              *        1,300          *
Edward Lowenthal.....................            19,236 (10)(11)     *            --             --          100          *
Christopher W. Mahowald..............            10,201 (4)          *            --             --           --         --
Donald J. McNamara...................        29,654,559(3)(4)(12) 55.0%        3,600 (14)         *        4,300          *
Stephen D. Plavin....................            10,202 (4)          *            --             --           --         --
Directors and executive officers as
a group (13 persons).................        30,563,715 (13)      56.7%        7,800              *        5,700          *

5% Beneficial Owners:
Hampstead Investment Partners III, L.P.
   (through Explorer Holdings, L.P.)
4200 Texas Commerce Tower West
2200 Ross Avenue
Dallas, TX 75201.....................        29,113,030 (3)       54.0%

-----------

*    Less than 0.10%

(1) Based on 53,902,176 shares of our common stock outstanding as of March 31, 2002, including 16,774,720 shares of our common stock issuable upon conversion of Series C preferred stock. See Note (3) below.

(2)  Includes 50,000 unvested shares of Restricted Stock granted in July 2001.

(3) Based on Amendment No. 7 to Schedule 13D filed by Hampstead Investment Partners III, L.P. on April 10, 2002. Represents shares of our common stock issuable upon conversion of 1,048,420 shares of Series C preferred stock and 12,338,310 shares of common stock owned by Explorer. Hampstead holds the ultimate controlling interest in Explorer. Messrs. McNamara and Decker disclaim beneficial ownership of the Series C preferred stock and the common stock, which they may be deemed to beneficially own because of their ownership interests in Hampstead, which holds the ultimate controlling interest in Explorer.

(4) Includes stock options that are exercisable within 60 days to acquire 3,666 shares.

(5) Includes stock options that are exercisable within 60 days to acquire 88,666 shares.

(6) Includes stock options that are exercisable within 60 days to acquire 4,999 shares.

(7) Includes 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a Member.

(8) Includes shares owned jointly by Mr. Kloosterman and his wife, and 30,246 shares held solely in Mrs. Kloosterman's name.

(9) Includes stock options that are exercisable within 60 days to acquire 4,332 shares.

(10) Includes 2,000 shares held in a private profit sharing plan for the benefit of Mr. Lowenthal.

(11) Includes stock options that are exercisable within 60 days to acquire 7,333 shares.

(12) Includes 367,745 shares held by a partnership established by Mr. McNamara for the benefit of certain members of Mr. McNamara's family, 7,546 shares held by a charitable foundation established by Mr. McNamara, and 1,466 shares held by a trust established by Mr. McNamara for non-family members of which Mr. McNamara is the trustee. Mr. McNamara disclaims any beneficial ownership of the shares held by the partnership, the foundation and the trust.

(13) Includes 50,000 unvested shares of restricted stock. Includes shares of our common stock issuable upon conversion of Series C preferred stock and shares of common stock owned by Explorer. See Note (3).

(14) Includes 800 shares held by a trust established by Mr. McNamara for non-family members of which Mr. McNamara is the trustee. Mr. McNamara disclaims any beneficial ownership of the shares held by the trust.

(15) Based on 2,300,000 shares of Series A preferred stock outstanding on March 31, 2002.

(16) Based on 2,000,000 shares of Series B preferred stock outstanding on March 31, 2002.


                      DIRECTORS AND OFFICERS OF OUR COMPANY

Board of Directors and Committees of the Board

     The Board of Directors held eleven meetings during 2001. All members of the Board of Directors attended more than 75% of the Board of Directors or Committee meetings held during 2001.

     The Board of Directors has an Audit Committee consisting of Messrs. Kloosterman, Korman and Plavin, a Compensation Committee consisting of Messrs. Franke, Kloosterman and McNamara, an Independent Directors Committee consisting of Messrs. Franke, Kloosterman, Korman, Lowenthal and Plavin, and an Executive Committee consisting of Messrs. Decker and Korman.

     The Board of Directors does not have a standing Nominating Committee and the functions that would typically be performed by this Committee are performed by the entire Board of Directors, except that each nominee that is not designated by Explorer pursuant to the Stockholders' Agreement will be designated by the Independent Directors Committee.

     The Audit Committee met twice in 2001. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the Securities and Exchange Commission ("SEC"); (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the Audit Committee provides an avenue for communication between the independent accountants, financial management and the Board of Directors.

     The   Compensation   Committee   met  five  times   during   2001  and  has
responsibility  for  the  compensation  of  our  key  management  personnel  and administration of our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan. The Compensation Committee also administered our Amended and Restated Stock Option and Restricted Stock Plan (the "Amended and Restated Plan") prior to its termination in 2000.

     The Independent Directors Committee met eight times during 2001 and has responsibility for passing upon those issues with respect to which a conflict may exist between us and Explorer and/or Hampstead, including issues with respect to the allocation of costs between us and Explorer pursuant to the Advisory Agreement between Omega and Explorer. See "Certain Transactions - Explorer Holdings, L.P., Advisory Agreement."

     The  Executive  Committee,   which  did  not  meet  during  2001,  has  the
responsibility to act on behalf of the Board of Directors in between meetings of the Board of Directors.

Compensation of Directors

     For the year ended December 31, 2001, each non-employee director received a cash payment equal to $10,000 per year, payable in quarterly installments of $2,500. Each non-employee director also received a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $2,500 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November
15. In addition, each non-employee director is entitled to receive fees equal to $1,000 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director will receive $1,000 for meetings with a duration in excess of 15 minutes and $500 for meetings with a duration of less than 15 minutes. In addition, we reimbursed the directors for travel expenses incurred in connection with their duties as directors. Employee directors received no compensation for service as directors.

     The cash compensation, not including reimbursement for expenses, paid by us in consideration of Mr. Decker's and Mr. McNamara's service on the Board of Directors as Explorer designees was paid directly to Hampstead under the advisory agreement. Mr. Erickson is compensated through payments made to an entity controlled by him under a management services agreement. Under the management services agreement, Mr. Erickson may also receive awards of stock options and dividend equivalent rights. See "Compensation and Severance Agreements -- Thomas W. Erickson Management Services Agreement."

     Directors are eligible to participate in our 2000 Stock Incentive Plan. Directors received option grants under our amended and restated plan prior to its termination in 2000. Each non-employee director was awarded options with respect to 10,000 shares at the date the plan was adopted or on his or her subsequent election as a director, and each non-employee director will be granted an additional option grant with respect to 1,000 shares on January 1 of each year they serve as a director. All grants have been and will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options vest one third after each year for three years.

Compensation Committee Interlocks and Insider Participation

     Mr. Decker, the Chairman of the Board of Directors, and Mr. Erickson were previously members of our compensation committee. Both Mr. Decker and Mr. Erickson have resigned from the compensation committee as of March 30, 2001. Mr. McNamara is currently a member of the compensation committee. Messrs. Decker and McNamara are affiliates of Explorer and Hampstead, and therefore may be deemed to have an interest in the agreements and transactions described under "Certain Transactions - Explorer Holdings, L.P." Mr. Erickson can be deemed to have an interest in payments made by us under the terms of the management services agreement, the terms of which are described under "Compensation and Severance Agreements--Thomas W. Erickson Management Services Agreement."


                             EXECUTIVE COMPENSATION

Compensation Committee Report

     The Compensation Committee (the "Committee") administers our 2000 Stock Incentive Plan and 1993 Deferred Compensation Plan, and has responsibility for other incentive and benefit plans. The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.

     Historically, our policy and the guidelines followed by the Committee have been directed toward providing compensation to our executive officers in order to achieve the following objectives:

     1)   Assist  in  attracting  and  retaining   talented  and  well-qualified
          executives.

     2)   Reward performance and initiative.

     3)   Be competitive with other healthcare real estate investment trusts.

     4) Be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in funds from operations on a per share basis.

     5) Encourage executives to achieve meaningful levels of ownership of our stock.

     Our historical compensation practices have embodied the principle that annual bonuses should be based primarily on achieving objectives that enhance long-term stockholder value, and that meaningful stock ownership by management, including participation in various benefit plans providing for stock options, restricted stock and retirement, is desirable in aligning stockholder and management interests.

     Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices. The Committee has annually examined market compensation levels and trends. Additionally, the Committee has also considered the pool of executives who currently are employed in similar positions in public companies, with emphasis on salaries paid by real estate investment trusts.

     The Committee has evaluated executive officer salary decisions in connection with an annual review and based on input from the Chairman of the Board of Directors and our Chief Executive Officer. In undertaking the annual review, the Committee considered the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent. The Committee has viewed work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

     For executives other than the Chief Executive Officer of Omega, the Committee has given consideration to both overall company performance and the performance of the specific areas of the company under the incumbent's direct control. It was the Committee's view that this balance supported the accomplishment of overall objectives and rewarded individual contributions by executive officers. Individual annual bonuses for each named executive have been consistent with market practices for positions with comparable decision-making responsibilities.

     In connection with retaining the services of Mr. Pickett to act as our Chief Executive Officer, we entered into an Employment Agreement dated June 12, 2001, with Mr. Pickett. The Committee believes that the terms of the Employment Agreement are consistent with the duties and scope of responsibilities assigned to Mr. Pickett as Chief Executive Officer. In order to align Mr. Pickett's interests with the long-term interests of Omega, Mr. Pickett's compensation package includes significant equity-based compensation, including stock options and restricted stock. For a detailed description of the terms of the Employment Agreement see "Compensation and Severance Agreements - C. Taylor Pickett Employment Agreement" below.

     The SEC requires  that this report  comment upon our policy with respect to
Section 162(m) of the Internal Revenue Code. From time to time, Mr. McNamara recused himself from the Compensation Committee meetings to enable the Committee to qualify as a committee of outside directors as set forth in Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We did not pay any compensation during 2001 that would be subject to Section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m) a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly governed by Section 162(m).

                                           Compensation Committee of the Board

                                           /s/ Thomas F. Franke
                                           /s/ Harold J. Kloosterman
                                           /s/ Donald J. McNamara



Compensation of Executive Officers

     The following table sets forth, for the years ended December 31, 2001, 2000, and 1999, the compensation for services in all capacities to Omega of each person who served as chief executive officer during the year ended December 31, 2001, the four most highly compensated executive officers serving at December 31, 2001, and two former executive officers.

                                                                                Long-Term Compensation
                                           Annual Compensation                   Award(s)               Payouts
                                                                        Restricted      Securities        All
                                                                          Stock         Underlying       LTIP           Other
          Name and                                                       Award(s)        Options/       Payouts      Compensation
     Principal Position        Year      Salary($)       Bonus($)          ($)            SARs(#)         ($)           ($)(1)
     ------------------        ----      ---------       --------          ---            -------         ---           ------

C. Taylor Pickett..........    2001       250,673        250,500        116,000(2)     1,120,000          --               --
Chief Executive Officer
(from June 12, 2001)

Thomas W. Erickson.........    2001       507,044(3)     250,000(3)          --           51,000(4)       --           31,499(5)
Interim Chief Executive        2000       127,055(3)          --             --           45,000(6)       --           12,000(5)
Officer (10/1/2000 through
6/12/2001)

Daniel J. Booth............    2001        58,349         30,000             --          350,000          --               --
Chief Operating Officer
(from October 15, 2001)

R. Lee Crabill, Jr.........    2001        91,237         45,500             --          245,000          --            21,851(7)
Senior Vice President
(from July 30, 2001)

Robert O. Stephenson.......    2001        89,583         45,500             --          325,000          --               --
Chief Financial Officer
(from August 30, 2001)

Richard M. FitzPatrick.....    2001       322,866(8)     250,000             --               --          --               --
Chief Financial Officer        2000       139,634(9)          --             --               --          --               --
(7/14/2000 through 7/31/2001)

F. Scott Kellman...........    2001       300,000        300,000(11)         --               --          --          386,230(12)
Chief Operating Officer        2000       266,651        325,000(13)    212,400(14)      500,000(15)      --           10,743
(prior to 10/15/2001)(10)      1999       245,000         55,000         55,000(14)       27,500          --          (19,559)

Laurence D. Rich...........    2001       175,000        205,000(11)         --               --          --          119,426(18)
Vice President (16)            2000       139,833        115,000(13)    104,000(17)      227,500(15)      --            3,239
                               1999       120,000         27,500         27,500(17)       15,000          --            9,664

-----------

(1) Consists of our contributions to our 401(k) Profit-Sharing Plan and provisions for each participant under our 1993 Deferred Compensation Plan, except as follows or as otherwise noted in footnotes appearing in this column: with respect to Mr. Kellman, such amount includes a payment of $8,036 for consideration of acceleration of certain options in 1999.

(2) Represents a restricted stock award of 50,000 shares of our common stock to Mr. Pickett on June 12, 2001, with shares vesting on June 12, 2003.

(3) Represents amounts paid to a company controlled by Mr. Erickson pursuant to the terms of the Management Services Agreement in consideration of the services performed by Mr. Erickson as our Interim Chief Executive Officer. See "Compensation and Severance Agreements--Thomas W. Erickson Management Services Agreement."

(4) Includes 50,000 shares subject to an option granted to Mr. Erickson under the terms of the Management Services Agreement and 1,000 shares subject to an option granted to Mr. Erickson as a director. See "Compensation and Severance Agreements--Thomas W. Erickson Management Services Agreement."

(5) Includes stock grants for payment of director fees in 2001 and cash payments for director fees of $21,500 in 2001 and $12,000 in 2000.

(6) Includes 35,000 shares subject to an option granted to Mr. Erickson under the terms of the Management Services Agreement and 10,000 shares subject to an option granted to Mr. Erickson in consideration of becoming a director. See "Compensation and Severance Agreements--Thomas W. Erickson Management Services Agreement."

(7)  Represents   compensation  to  Mr.  Crabill  for  reimbursement  of  moving expenses.

(8) Includes amounts payable to Mr. FitzPatrick by Hampstead in consideration of Mr. FitzPatrick serving as our Chief Financial Officer from January 1, 2001 through April 30, 2001. Pursuant to the Advisory Agreement, we agreed to reimburse Explorer for the services provided to us by Mr. FitzPatrick. See "Certain Transactions--Explorer Holdings, L.P., Advisory Agreement."

(9) Represents compensation payable to Mr. FitzPatrick by Hampstead in consideration of Mr. FitzPatrick serving as our Chief Financial Officer through December 31, 2000. Pursuant to the Advisory Agreement, we agreed to reimburse Explorer for the services provided to us by Mr. FitzPatrick. See "Certain Transactions--Explorer Holdings, L.P., Advisory Agreement."

(10) See "F. Scott Kellman Retention, Severance and Release Agreement" below.

(11) Represents cash bonuses paid under a Severance and Release Agreement.

(12) Consists of $250,000 settlement of dividend equivalent rights in connection with the cancellation of options, $131,130 payment under our 1993 Deferred Compensation Plan and contributions to our 401(k) Profit-Sharing Plan for Mr. Kellman.

(13) Includes a special bonus paid in connection with the Series C Investment pursuant to a compensation agreement entered into between the named individuals and us.

(14) Represents restricted stock awards of 35,258 shares and 7,097 shares of our common stock made to Mr. Kellman on February 10, 2000 and January 31, 2000, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 award represents compensation earned in fiscal 1999. With respect to the February 10, 2000 grant, 25% of the shares vested 180 days following the grant date and 25% of the shares vest on each anniversary of the grant date for the next three years. Under the February 10, 2000 award, 17,629 shares were awarded subject to the price of our common stock meeting certain performance hurdles. The price of our common stock did not satisfy the required performance hurdles, and the 17,629 shares referred to above were forfeited in accordance with the terms of the grant. With respect to the January 31, 2000 grant, 50% of the shares vested 180 days following the grant date, with the balance vesting on the anniversary of the grant date. Mr. Kellman receives dividends on unvested shares. The number of unvested shares and value of Mr. Kellman's restricted stock awards at the end of last year were 647 shares and $3,895 of which all were released in January 2002.

(15) Represents special grant of options in connection with the Series C Investment pursuant to the terms of a Compensation Agreement between the named individual and us. Such options were cancelled in 2001 and a payment was made to the named individuals in settlement of dividend equivalent rights in connection with the cancellation of these options. See Notes (12) and (18).

(16) See "Laurence D. Rich Retention, Severance and Release Agreement" below.

(17) Represents restricted stock awards of 17,269 shares and 3,548 shares of our common stock made to Mr. Rich on February 10, 2000 and January 31, 2000, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 award represents compensation earned in fiscal 1999. With respect to the February 10, 2000 grant, 25% of the shares vested 180 days following the grant date and 25% of the shares vest on each anniversary of the grant date for the next three years. Under the February 10, 2000 award, 8,634 shares were awarded subject to the price of our common stock meeting certain performance hurdles. The price of our common stock did not satisfy the required performance hurdles, and the 8,634 shares referred to above were forfeited in accordance with the terms of the grant. With respect to the January 31, 2000 grant, 50% of the shares vested 180 days following the grant date, with the balance vesting on the anniversary of the grant date. Mr. Rich receives dividends on unvested shares. The number of unvested shares and value of Mr. Rich's restricted stock awards at the end of the last year were 215 shares and $1,294 of which all were released in January 2002.

(18) Consists of $113,750 settlement of dividend equivalent rights in connection with the cancellation of options, provisions under our 1993 Deferred Compensation Plan and contributions to our 401(k) Profit-Sharing Plan for Mr. Rich.


Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

     We entered into an employment agreement with C. Taylor Pickett dated as of June 12, 2001, to be our Chief Executive Officer. The term of the agreement expires on June 12, 2005.

     Mr. Pickett's base salary is $450,000 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors. We issued Mr. Pickett 50,000 shares of our restricted common stock on June 12, 2001, which vest after he has completed two years of service. Additionally, Mr. Pickett was granted an incentive stock option to purchase 172,413 shares of our common stock and a nonqualified stock option to purchase 627,587 shares of our common stock. The incentive stock option will be vested as to 25% of the shares on December 31, 2002; as to an additional 25%, after Mr. Pickett completes two years of service; as to an additional 25%, ratably on a monthly basis in 2004; and as to the final 25%, ratably on a monthly basis in the first six months of 2005, in each case provided Mr. Pickett continues to work for us on the applicable vesting date. The nonqualified stock option will become vested as to 50% of the shares after Mr. Pickett completes two years of service and will become ratably vested as to the remainder of the shares on a monthly basis over the next 24 months of service following that two year anniversary.

     If we terminate Mr. Pickett's employment without cause or if he resigns for good reason, he will be entitled to payment of his base salary for a period of 12 months or, if shorter, for the remainder of the term of the agreement. Additionally, Mr. Pickett will be entitled to payment of an amount equal to the bonus paid in the prior year, payable in 12 monthly installments. Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. The vesting of Mr. Pickett's options may be subject to acceleration upon the occurrence of certain events such as termination without cause or resignation for good reason and will become fully vested if, within one year following a change of control, he is terminated without cause or resigns for good reason.

     Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. Mr. Pickett is subject to covenants which prohibit him from competing with us and from soliciting our customers or employees while he is employed by us and for 12 months following his termination of employment.

Daniel J. Booth Employment Agreement

     We entered into an employment agreement with Daniel J. Booth effective as of October 15, 2001, to be our Chief Operating Officer. The term of the agreement expires on January 1, 2006.

     Mr. Booth's base salary is $275,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee. Mr. Booth was granted an incentive stock option to purchase 166,666 shares of our common stock and a nonqualified stock option to purchase 83,334 shares of our common stock. The incentive stock option will vest as to 20% of the shares on each of December 31, 2002, October 1, 2003, October 1, 2004, October 1, 2005, and January 1, 2006,
and the nonqualified stock option will vest on January 1, 2003, provided Mr. Booth continues to work for us on the applicable vesting date.

     Our agreement with Mr. Booth contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

Robert O. Stephenson Employment Agreement

     We entered into an employment agreement with Robert O. Stephenson effective as of August 30, 2001, to be our Chief Financial Officer. The term of the agreement expires on January 1, 2006.

     Mr. Stephenson's base salary is $215,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee. Mr. Stephenson was granted an incentive stock option to purchase 181,155 shares of our common stock and a nonqualified stock option to purchase 18,845 shares of our common stock. The incentive stock option will vest as to 20% of the shares on each of December 31, 2002, August 1, 2003, August 1, 2004, August 1, 2005, and January 1, 2006, and
the nonqualified stock option will vest on August 1, 2003, provided Mr. Stephenson continues to work for us on the applicable vesting date.

     Our agreement with Mr. Stephenson contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

R. Lee Crabill, Jr. Employment Agreement

     We entered into an employment agreement with R. Lee Crabill, Jr. effective as of July 30, 2001, to be our Senior Vice President of Operations. The term of the agreement expires on July 30, 2005.

     Mr. Crabill's base salary is $215,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee. Mr. Crabill was granted an incentive stock option to purchase 133,333 shares of our common stock and a nonqualified stock option to purchase 41,667 shares of our common stock. The incentive stock option will vest as to 25% of the shares on each of December 31, 2002, August 1, 2003, August 1, 2004, and August 1, 2005, and the nonqualified stock option will vest as to 50% of the shares after Mr. Crabill completes two years of service and will become ratably vested as to the remainder of the shares on a monthly basis over the next twenty-four (24) months of service following that two year anniversary, provided Mr. Crabill continues to work for us on the applicable vesting date.

     Our agreement with Mr. Crabill contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

Thomas W. Erickson Management Services Agreement

     We entered into a management services agreement with ECG Ventures, Inc. ("ECG Ventures") dated as of October 1, 2000, to obtain the services of Thomas
W. Erickson as our interim Chief Executive Officer. Mr. Erickson continued to provide services following the appointment of Mr. Pickett as Chief Executive Officer to facilitate a transition. The term of the agreement expired on December 31, 2001.

     We paid ECG Ventures $41,667 per month and granted them an option to purchase 50,000 shares of our common stock which was fully vested on December 31, 2001. We also reimbursed ECG Ventures for the premiums for healthcare coverage for Mr. Erickson and his dependents. We paid ECG Ventures $250,000 for Mr. Erickson to continue to provide transitional services through December 31, 2001. Mr. Erickson and ECG Ventures are subject to customary restrictions on their use of our confidential information and trade secrets.

Richard M. FitzPatrick Employment Agreement

     We entered into an employment agreement with Richard M. FitzPatrick effective as of May 1, 2001, to be our interim Chief Financial Officer. The term of the agreement expired on January 31, 2002.

     Mr. FitzPatrick's base salary was $250,000 per year and provided that he was eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the compensation committee. We agreed to pay Mr. FitzPatrick an amount equal to $125,000 plus 50% of his actual bonus for 2001 if he continued to work for us for three months following the expiration of his agreement to facilitate a transition to Mr. Stephenson. We also reimbursed The Hampstead Group, L.L.C. for the amount of Mr. FitzPatrick's annual compensation paid by Hampstead during the period from January 1, 2001 to May 1, 2001, since Mr. FitzPatrick worked as our interim Chief Financial Officer on a full-time basis during that period prior to the effectiveness of his employment agreement. Following termination of Mr. FitzPatrick's employment, Mr. FitzPatrick agreed to provide consulting services to us for a period of three months, and in consideration for such services, we will pay to Mr. FitzPatrick an amount equal to his base salary and bonus on a pro rata basis.

     Mr. FitzPatrick was required to execute a release of claims against us as a condition to the payment of severance benefits and his use of our confidential information and trade secrets is subject to customary restraints.

F. Scott Kellman Retention, Severance and Release Agreement

     We entered into a retention, severance and release agreement with F. Scott Kellman, our former Chief Operating Officer, effective as of October 9, 2001, which provided that Mr. Kellman continued his employment with us until January 31, 2002. Mr. Kellman was paid his regular base salary through January 31, 2002, and received a cash bonus of $300,000 which was paid on February 1, 2002. In addition, Mr. Kellman also received a retention bonus of $930,000 which was paid on February 1, 2002. We will pay Mr. Kellman's premiums for eligible health care insurance benefits, less required employee contributions for premiums, through December 31, 2002. As a condition to payment of the amounts under the retention grant, Mr. Kellman was required to execute a comprehensive release of claims against us.

     If any of the payments to Mr. Kellman are subject to an excise tax on "excess parachute payments" under the Internal Revenue Code, he will be entitled to receive a payment in an amount that puts him in the same after-tax position as if no excise tax had been imposed. Mr. Kellman has agreed to maintain the confidentiality of our information for a period of two (2) years after the resignation date.

Laurence D. Rich Retention, Severance and Release Agreement

     We entered into a retention,  severance and release agreement with Laurence
D. Rich effective as of August 1, 2001, which provided that Mr. Rich continued his employment until January 31, 2002. Mr. Rich was paid his regular base salary through January 31, 2002, and received a cash bonus of $205,000 which was paid on February 1, 2002. In addition, Mr. Rich received a retention bonus of $530,000 which was paid on February 1, 2002. We will pay Mr. Rich's premiums for eligible heath care insurance benefits, less required employee contributions for premiums, through December 31, 2002. As a condition to payment of the amounts under the retention agreement, Mr. Rich was required to execute a comprehensive release of claims against us.

     If any of the payments to Mr. Rich are subject to an excise tax on "excess parachute payments" under the Internal Revenue Code, he will be entitled to receive a payment in an amount that puts him in the same after-tax position as if no excise tax had been imposed. Mr. Rich has agreed to maintain the confidentiality of our information for a period of two (2) years after his termination of employment.

Retention, Severance, and Release Agreements for Other Employees

     In August, 2001 we entered into retention, severance and release agreements with a total of 23 of our employees (excluding Mr. Kellman and Mr. Rich) who were not expected to work for us in our new headquarters in Maryland. Pursuant to these agreements, each employee agreed to continue his or her employment with us until January 31, 2002. Pursuant to the agreement, each employee was paid his or her regular base salary through January 31, 2002, and the employee received a cash bonus, which was paid on February 1, 2002. In addition, the employee will also receive a specified retention bonus to be paid in equal monthly installments beginning on February 1, 2002 over a specified retention bonus period ranging from three to nine months. The total amount of all bonuses and retention bonuses are $514,320 and $495,490, respectively.

     During the retention bonus period, we will pay the employee's premiums for eligible health care insurance benefits, less required employee contributions for premiums, and we will also provide outplacement services for a reasonable period of time after the resignation date. As a condition to the payment of these severance benefits, the employees were required to execute a comprehensive release of claims against us.

Option Grants/SAR Grants

     The following table sets forth certain information concerning options and stock appreciation rights ("SARs") granted during 2001 to Messrs. Pickett, Erickson, Booth, Crabill and Stephenson. Messrs. FitzPatrick, Kellman and Rich did not receive any option grants during 2001 and therefore do not appear in the table below.

                                                                                            Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                           Stock Price Appreciation for
                                     Individual Grants                                            Option Term (1)
                                Number of         % of Total
                               Securities        Options/SARs    Exercise
                               Underlying         Granted to      or Base
                              Options/SARs       Employees in      Price      Expiration
            Name               Granted(2)         Fiscal Year    ($/Share)       Date           5%($)         10%($)
            ----               ----------         -----------    ---------       ----           -----         ------

C. Taylor Pickett.........       800,000 (3)                      $2.3200      06/12/11      $1,168,000    $2,960,000
                                 320,000 (4)                       3.1700      10/25/11         636,800     1,616,000
                              --------------                                               ------------------------------
                               1,120,000             49.89%                                   1,804,800     4,576,000
                              ==============                                               ==============================

Thomas W. Erickson........         1,000 (5)                       3.8125      01/01/12           2,400         6,080
                                  50,000 (6)                       2.1500      11/01/05          27,000        59,000
                              --------------                                               ------------------------------
                                  51,000              2.27%                                      29,400        65,080
                              ==============                                               ==============================

Daniel J. Booth...........       250,000 (7)                       3.0000      10/15/11         472,500     1,195,000
                                 100,000 (4)                       3.1700      10/25/11         199,000       505,000
                              --------------                                               ------------------------------
                                 350,000             15.59%                                     671,500     1,700,000
                              ==============                                               ==============================

R. Lee Crabill, Jr........       175,000 (8)                       3.0000      07/30/11         330,750       836,500
                                  70,000 (4)                       3.1700      10/25/11         139,300       353,500
                              --------------                                               ------------------------------
                                 245,000             10.91%                                     470,050     1,190,000
                              ==============                                               ==============================

Robert O. Stephenson......       200,000 (9)                       2.7600      08/30/11         348,000       880,000
                                 125,000 (4)                       3.1700      10/25/11         248,750       631,250
                              --------------                                               ------------------------------
                                 325,000             14.48%                                     596,750     1,511,250
                              ==============                                               ==============================
-----------

(1) The assumed annual rates of appreciation of 5% and 10% would result in the price of our stock increasing, at the expiration date of the options, to between $0.54 and $2.40 at the 5% rate and between $1.18 and $6.08 at the 10% rate for the various grants. We cannot assure you that our stock price will appreciate at such rates.

(2) Represents grants of incentive and non-qualified options which expire 10 years after the date of grant.

(3) As to 627,587 options, options are exercisable as to 50% of the award after optionee has performed two years of service (June 12, 2003) and the remaining 50% will become exercisable ratably over the 24 months of optionee's service following the second anniversary of the grant date. As to 172,413 options, options are exercisable as to 43,103 shares on December 31, 2002, as to 43,103 shares on June 12, 2003, as to 43,103 shares ratably over the twelve months of service in 2004 and as to the remaining 43,104 shares ratably over the first six months of service in 2005.

(4) Vests as to 50% after the optionee has performed two years of service, and the remaining 50% ratably over the twenty-four months of optionee's service following the second anniversary of the grant date.

(5) Vests in equal increments of 1/3rd on each anniversary of the grant date of January 2, 2001.

(6) Shares vested December 31, 2001 pursuant to the management services agreement.

(7) Options are exercisable as to 33,333 shares on each of December 31, 2002, October 1, 2004, October 1, 2005 and January 1, 2006 and 116,668 on October 1, 2003.

(8) Options are exercisable as to 33,333 shares on each of December 31, 2002, August 1, 2003, August 1, 2004 and August 1, 2005 and 41,667 on July 30, 2003.

(9) Options are exercisable as to 36,231 on December 31, 2002; 55,076 on August 1, 2003; 36,231 on August 1, 2004; 36,231 on August 1, 2005 and 36,231 on
     January 1, 2006.

Aggregated Options/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

The following table summarizes options and stock appreciation rights exercised during 2001 and presents the value of unexercised options and stock appreciation rights held by the named executive officers at December 31, 2001. Mr. FitzPatrick and Mr. Rich did not have any outstanding options or stock appreciation rights at December 31, 2001 and therefore do not appear in the table below.

                                                                      Number of Securities      In-the-Money
                                                 Shares              Underlying Unexercised    Options/SARs at
                                                Acquired                Options/ SARs at           Fiscal
                                                   on       Value      Fiscal Year-End(#)        Year-End($)
                                                Exercise   Realized     Unexercisable(U)      Unexercisable(U)
                           Name                   (#)        ($)         Exercisable(E)        Exercisable(E)
                           ----                   ---        ---         --------------        --------------

            C. Taylor Pickett.................     --         --            1,120,000(U)        $3,872,000(U)

            Thomas W. Erickson................     --         --                7,667(U)            $2,208(U)
                                                   --         --               88,333(E)          $193,500(E)

            Daniel J. Booth...................     --         --              350,000(U)        $1,040,000(U)

            R. Lee Crabill, Jr................     --         --              245,000(U)          $728,000(U)

            Robert O. Stephenson..............     --         --              325,000(U)        $1,008,250(U)

            F. Scott Kellman..................     --         --               27,880(E)                --(E)

Long-Term Incentive Plan

     For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2001, we have had no long-term incentive plans.

Defined Benefit or Actuarial Plan

     For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2001, we have had no pension plans.


                     COMPARISON OF CUMULATIVE TOTAL RETURN*

Among: Omega Healthcare Investors, Inc.
Hybrid REIT Index**
S&P 500 Index


                           OHI INDEX      HYBRID REITS     S&P INDEX

                12/31/96       100           100            100
                 3/31/97       96             96            103
                 6/30/97       103           104            121
                 9/30/97       117           111            130
                12/31/97       129           111            133
                 3/31/98       143           103            152
                 6/30/98       138            96            157
                 9/30/98       132            79            141
                12/31/98       124            73            171
                 3/31/99       97             62            180
                 6/30/99       113            69            193
                 9/30/99       95             59            181
                12/31/99       60             47            208
                 3/31/00       32             46            212
                 6/30/00       23             53            207
                 9/30/00       33             55            205
                12/31/00       21             52            189
                 3/31/01       12             63            166
                 6/30/01       17             76            176
                 9/30/01       18             74            150
                12/31/01       33             79            166
----------

*    Total return assumes reinvestment of dividends.

** The Hybrid REIT Index is published by National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), Washington, D.C. It is comprised of Hybrid REITs (REITs who both own properties and make loans to real estate owners and operators) traded on the New York Stock Exchange and the American Stock Exchange. A list of those REITs is available by request to us or NAREIT.

     THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

     THE REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.


CERTAIN TRANSACTIONS

Explorer Holdings, L.P.

     Hampstead, through its affiliate Explorer Holdings, L.P., indirectly owned 1,048,420 shares of Series C preferred stock and 12,338,310 shares of our common stock, representing 54.0% of our outstanding voting power as of April 10, 2002. Daniel A. Decker, our Chairman of the Board of Directors, is a partner of Hampstead. Donald J. McNamara, the Chairman of Hampstead, is one of our directors. Christopher W. Mahowald is one of our directors and holds an equity investment in Explorer.

Series C Investment Agreement. Under the terms of an investment agreement dated May 11, 2000 between us and Explorer in connection with Explorer's purchase of Series C preferred stock and an investment agreement dated October 25, 2001 between us and Explorer in connection with Explorer's additional investment, we agreed to reimburse Explorer for its out-of-pocket expenses, up to a maximum amount of $2.5 million, incurred in connection with the Series C Investment and up to $1.0 million incurred in connection with Explorer's additional investment. To date, we have reimbursed Explorer for approximately $1.77 million of these expenses.

Advisory Agreement. Under the terms of an amended and restated advisory agreement dated October 4, 2000 between us and Hampstead, we have agreed to pay Explorer an advisory fee if Hampstead provides assistance to us in connection with the evaluation of growth opportunities or other financing matters. On June 1, 2001, in connection with Hampstead's agreement to provide certain specified financial advisory, consulting and operational services, including but not limited to assistance in our efforts to refinance, repay or extend certain indebtedness and assist in efforts to manage our capitalization and liquidity, we agreed to pay Hampstead a fee equal to 1% of the aggregate amount of our indebtedness that is refinanced, repaid or extended, based on the maximum amount available to be drawn in the case of revolving credit facilities, up to a maximum fee of $3.1 million. The advisory fee is payable five business days following the completion of the refinancing, repayment or extension of any of our indebtedness, but as amended no fee will be payable prior to December 31, 2001. Upon the closing of the rights offering and Explorer's investment on February 21, 2002, Hampstead had fulfilled all of its obligations under the agreement, but the advisory fee will only be payable at such time as all of the conditions to payment of the advisory fee contained in the advisory agreement are met.

Direct Expenses. In addition to the Series C Investment costs and the advisory fee costs of $3.1 million, we agreed to reimburse Explorer for Explorer's direct expenses. To date, we have reimbursed Explorer for approximately $0.54 million of such direct expenses.

Dividend and Governance Right Deferral. We and Explorer entered into a dividend deferral letter agreement dated November 15, 2000 relating to the extension of the dividend payment payable in connection with our Series C preferred stock for the dividend period ended October 31, 2000. The deferral period expired on April 2, 2001. The amount of the deferred dividend payment is $4.67 million representing the total unpaid preferential cumulative dividend for the October 2000 dividend. In exchange for the deferral, we also agreed to pay Explorer a fee equal to 10% of the daily unpaid principal balance of the unpaid dividend amount from November 15, 2000 until the dividend was paid. Under certain circumstances, the portion of the unpaid dividend amount and fee which is not paid in cash may be payable with additional shares of Series C preferred stock. Shares of Series C preferred stock issued pursuant to this agreement are valued at $100 per share, the stated per share liquidation preference, and are convertible into our common stock at $6.25 per share. In consideration of the payment of the deferral fee, Explorer agreed that the deferral of the subject dividend would not be considered an unpaid dividend and, as a result, the October 31, 2000 dividend period will not be included in the determination of when Explorer's right to elect additional directors will vest.

     In full payment of our obligations under the dividend deferral letter agreement, we issued 48,420 shares of Series C preferred stock to Explorer on April 2, 2001.

Right of Explorer to Appoint Directors

On July 14, 2000, Explorer Holdings, L.P. ("Explorer") completed an investment (the "Series C Investment") of $100.0 million in exchange for 1,000,000 shares of Omega's Series C preferred stock. In connection with Explorer's Series C Investment, Omega entered into a Stockholders' Agreement with Explorer dated July 14, 2000 (the "Stockholders' Agreement"). As a condition to the closing of Explorer's additional $31.3 million investment in the company on February 21, 2002, we amended our Stockholders' Agreement with Explorer (the "2002 Stockholders' Agreement") to permit Explorer to designate a number of directors that would generally be proportionate to Explorer's ownership of voting securities, not to exceed five directors (six following an increase in the size of the Board of Directors to ten directors). Under the 2002 Stockholders' Agreement, Omega agreed to appoint C. Taylor Pickett to the Board following approval of an increase in the size of the Board. If Mr. Pickett is appointed as a member of the Board of Directors, he will not be serving in the capacity of one of Explorer's designated directors. Explorer has determined not to designate any additional directors at this time (although it has the right to do so based under the 2002 Stockholders' Agreement as a result of its present ownership of a majority of our voting stock). Explorer reserves the right at any time during the term of the 2002 Stockholders'Agreement and during which it owns a majority of our voting stock to request the Board to increase the size of the Board to permit Explorer to designate a majority of the directors. Under the 2002 Stockholders' Agreement, the number of directors on the Board of Directors may not exceed nine without the consent of Explorer (ten following stockholder approval of the increase in the size of the Board of Directors). We have agreed to take appropriate action to ensure generally that Explorer's representation on all committees of the Board of Directors is proportionate to its representation on the entire board, other than any special committee established to consider transactions in which Explorer or any of its affiliates may have a conflict of interest. Explorer is entitled to designate at least one director of Omega's Board of Directors as long as it owns at least five percent (5%) of the total voting power of Omega and to approve one "independent director" as long as it owns at least twenty-five percent (25%) of the shares it acquired at the time it completed the Series C Investment (or common stock issued upon the conversion of the Series C preferred stock acquired by Explorer at such time). Explorer has the right to elect additional preferred stock directors if the dividends on shares of the Series C preferred stock are in arrears for four or more dividend periods.

     The 2002 Stockholders' Agreement requires Explorer to vote its shares in favor of three independent directors, as defined under the rules of the New York Stock Exchange, who are not affiliated with Explorer so long as it owns at least 15.0% of our voting securities. Upon the increase of the size of the Board of Directors to ten directors, Explorer will vote its shares in favor of a fourth director who is not affiliated with Explorer. The fourth director will be C. Taylor Pickett, our Chief Executive Officer. The 2002 Stockholders' Agreement expires on October 29, 2006.

     The terms of the Series C preferred stock provide that Explorer will have the right to elect two additional directors if dividends on the Series C preferred stock are in arrears for four or more dividend periods. By letter dated January 31, 2001, Explorer waived its right to elect additional preferred stock directors through December 31, 2002 provided that the dividends on any shares of Series C preferred stock would not be in arrears for six or more dividend periods from January 31, 2001 through and including December 31, 2002.

Omega Worldwide

Fleet Credit Guaranty. We guaranteed repayment of borrowings of our affiliate, Omega Worldwide, Inc. ("Omega Worldwide"), pursuant to a revolving credit facility with a bank group, of which Fleet Bank, N.A. acts as agent in exchange for an initial 1% fee and an annual facility fee of 0.25%. At December 31, 2001, no borrowings were outstanding under Omega Worldwide's revolving credit facility. No further borrowings may be made by Omega Worldwide under its revolving credit facility. We were required to provide collateral in the amount of up to $8.8 million related to the guarantee of Omega Worldwide's obligations. Upon repayment by Omega Worldwide of the remaining outstanding balance under its revolving credit facility, the subject collateral was released in connection with the termination of our guarantee.

Opportunity Agreement. We and Omega Worldwide have entered into an opportunity agreement to provide each other with rights to participate in transactions and make investments. The opportunity agreement provides that each company will offer the other a right of first refusal to participate in transactions or investments of which it becomes aware. In addition, both companies agree to jointly pursue certain transactions and investments upon the request of either company. The terms upon which each of us elect to participate in any transaction or investment will be negotiated in good faith and must be mutually acceptable to our respective boards of directors, with the affirmative votes of the independent directors of each of the boards of directors. The opportunity agreement has a term of ten years and automatically renews for successive five-year terms, unless terminated.

Services Agreement. We and Omega Worldwide have entered into a services agreement which provides for the allocation of indirect costs incurred by us to Omega Worldwide. The allocation of indirect costs has been based on the relationship of assets under our management to the combined total of those assets and assets under Omega Worldwide's management. Upon expiration of this agreement on June 30, 2000, we entered into a new agreement requiring quarterly payments from Omega Worldwide of $37,500 for the use of offices and administrative and financial services provided by us. Upon the reduction of our accounting staff, the service agreement was renegotiated again on November 1, 2000 requiring quarterly payments from Omega Worldwide of $32,500. Costs allocated to Omega Worldwide for 2001, 2000 and 1999 were $130,000, $404,000 and $754,000 respectively. The former services agreement has expired and Omega Worldwide is paying monthly invoices for services rendered.

Other

Relocation Loan. In connection with the 1994 relocation of F. Scott Kellman, our former Chief Operating Officer, from the Philadelphia metropolitan area to Ann Arbor, Michigan, we loaned him $220,000 to enable him to purchase a home in Ann Arbor. At January 1, 2000 the outstanding principal balance on the loan was $67,000. The loan was secured by a lien on Mr. Kellman's residence, and bore interest at 7.05% per annum. Mr. Kellman paid the balance of the mortgage in full on January 29, 2001.

Loan to Oakwood. On December 30, 1998, we made a $6.0 million loan to Oakwood Living Centers of Massachusetts, Inc., an affiliate of Oakwood Living Centers, Inc., of which James E. Eden, a former director of Omega, also is Chairman and Chief Executive Officer. The loan bears interest at 14% per annum and is secured by a first mortgage lien on accounts receivable and a second mortgage lien on six skilled nursing facilities located in Massachusetts.


                             AUDIT COMMITTEE MATTERS

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included with our definitive proxy statement for the 2001 Annual Meeting of Stockholders, which was filed on April 18, 2001 with the Securities and Exchange Commission pursuant to Regulation 14A. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

     Each of the members of our Audit Committee meets the requirements for independence as defined by the standards of the New York Stock Exchange.

Audit Committee Report

     The Audit Committee, with respect to the audit of Omega's 2001 audited Consolidated Financial Statements, reports as follows:

     1) The Audit Committee has reviewed and discussed Omega's 2001 audited Consolidated Financial Statements with the company's management;

     2) The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Omega's Consolidated Financial Statements;

     3) The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by ISB Standard No. 1 (which relates to the auditor's independence from Omega and its related entities) and has discussed with Ernst & Young LLP its independence from Omega; and

     4) Based on reviews and discussions of Omega's 2001 audited Consolidated Financial Statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega's 2001 audited Consolidated Financial Statements be included in the company's Annual Report on Form 10-K.

                                                     Audit Committee

                                                     /s/ Bernard J. Korman
                                                     /s/ Harold J. Kloosterman
                                                     /s/ Stephen D. Plavin


Independent Auditors

     Ernst & Young LLP audited our financial statements for each of the years ended December 31, 1999, 2000 and 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting.

Audit Fees

     In connection with services rendered in conjunction with the audit of our annual financial statements and the review of our interim financial statements, we have estimated that our total audit fees for fiscal year 2001 were approximately $193,000. This figure is based on an estimate provided by our accountants, Ernst & Young LLP, and includes fees for services that were billed to us in fiscal year 2002 in connection with the 2001 fiscal year audit.

Financial Information Systems Design and Implementation Fees

     We did not retain Ernst & Young LLP to perform any financial information systems design or implementation services in fiscal year 2001.

Other Fees

     During fiscal year 2001, we were billed $178,615 by Ernst & Young LLP for services not described above.

Determination of Auditor Independence

     The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.

                              STOCKHOLDER PROPOSALS

     January 21, 2003 is the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting.

     The individuals selected to act as proxy holders in connection with the 2003 Annual Meeting of Stockholders will have discretionary authority to vote the shares represented by the proxies held by them with regard to stockholder proposals which are received by us after March 7, 2003. If the date of the 2003 Annual Meeting varies by more than 30 days from the date of the Annual Meeting for 2002, then the proxy holders will have discretionary authority to vote the shares represented by the proxies held by them with regard to any stockholder proposals received by us less than a reasonable time prior to our mailing the proxy materials for the 2003 Annual Meeting of Stockholders.

                            EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by us. In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of Omega personally and by telephone, telex or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares. We have also engaged Georgeson & Company Inc. to solicit proxies for a fee not to exceed $8,000, plus out-of-pocket expenses.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, all filings required under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis.

                                  OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.


                                                     C. TAYLOR PICKETT
                                                     Chief Executive Officer


April __, 2002
Timonium, Maryland

                        OMEGA HEALTHCARE INVESTORS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Robert O. Stephenson and Thomas Peterson and each of them, as proxies, each with the power to appoint his substitute to represent and to vote as designated below, all the shares of common stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 12, 2002 at the Annual Meeting of Stockholders to be held on May 30, 2002 or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, this Proxy will be voted FOR:

     1.   The Election of Directors
          NOMINEES:
          Thomas W. Erickson, Harold J. Kloosterman, Donald J. McNamara and
          C. Taylor Pickett.


     2. The amendments to our Articles of Incorporation and our Bylaws to increase the maximum size of the Board of Directors from nine to thirteen members.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

                                SEE REVERSE SIDE

                           -- FOLD AND DETACH HERE --

[X]  (Please mark your votes as in this example.)

     The Directors recommend a vote "FOR" Proposals 1 and 2.

                                                                                             FOR    AGAINST   ABSTAIN
1.   The Election of Directors                                                               [  ]     [  ]      [  ]
     NOMINEES:  Thomas W. Erickson, Harold J. Kloosterman, Donald J. McNamara and
     C. Taylor Pickett.

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name here.)


2.   The amendments to our Articles of Incorporation  and our Bylaws to increase             [  ]     [  ]      [  ]
     the maximum size of the Board of Directors from nine to thirteen members.

--------------------------------------------------------------------------------


NOTE: Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check the box if you plan to attend the Annual Meeting in person. [  ]


SIGNATURE(S)                                         DATE



NOTE:Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy will not be used if you attend the meeting in person and so request.

--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --